EXHIBIT  10.19

Dated  December___,   2011

MISCO UK LIMITED

and

PERMINDER DALE

EXECUTIVE DIRECTOR'S SERVICE AGREEMENT

This agreement is dated              of                                2011

BETWEEN

1
MISCO UK LIMITED incorporated and registered in Scotland with company number SC114143 whose registered office is at Caledonian Exchange 19a, Canning Street, Edinburgh, Scotland, EH3 8HE (the "Company"); and

2	PERMINDER DALE of Warwick House, Old Avenue St., George's Hill, Weybridge, Surrey, KT13 0PX (the "Employee").

OPERATIVE PROVISIONS:

1	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

"Appointment"	the employment of the Employee by the Company on the terms of this agreement.

"Associated Employer"	has the meaning given to it in the Employment Rights Act 1996.

"Board"	the board of directors of the Company or any Group Company (including any committee of the board duly appointed by it).

"Capacity"	as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

"Commencement Date"

"Compensation Committee"	the compensation committee of the Board.

"Confidential Information"
information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information relating to financial and business information (including information relating to costs, commissions, fees, profits and sales) rnarkets, mailing lists, strategies, plans for future business, product or other development, potential acquisitions, new marketing ideas, product and technical information (such as devices, formulas and processes relating to the manufacture of products), designs, drawings, specifications, blueprints, product ideas, methods, procedures, devices, sourcing information, supplier information, data processing programs, software, software codes, computer models, research and development projects, marketing information (such as information on markets, end users and applications), customer and distributor lists, the identities of the representatives of customers and distributors, specific customer needs and requirements, leads, referrals and personnel information (such as the identity of the Company or its employees and/or their salaries, bonuses, benefits, skills, qualifications, and abilities), whether or not such information (if anything other than oral form) is marked confidential.

"Employment IPRs"	Intellectual Property Rights created by the Employee in the course of his employment with the Company (whether or not during working hours or using the premises or resources of the Company).

"Employment Inventions"
any Invention which is made wholly or partially by the Employee at any time during the course of his employment with the Company (whether or not during working hours or using premises or resources or the Company, and whether or not recorded in material form).

"Garden Leave"	any period during which the Company has exercised its rights under clause 22.

"Group Company"	the Company, any Subsidiary or Holding Company from time to time and any Subsidiary of any Holding Company from time to time.

"Incapacity"	any sickness or injury which prevents the Employee from carrying out his duties.

"Intellectual Property Rights"
patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Invention"	any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

"Pre-Contractual Statement"
any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the employment of the Employee under this agreement other than as expressly set out in this agreement or any documents referred to in it.

"Restricted Business"	those parts of the business of the Company or any Group Company with which the Employee was involved to a material extent in the 24 months before Termination.

"Restricted Customer"
any firm, company or person who, during the 24 months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company with whom the Employee had contact or about whom he became aware or informed in the course of his employment.

"Restricted Person"	anyone employed or engaged by the Company or any Group Company and with whom the Employee dealt with in the 24 months before Termination in the course of his employment.

"Company Handbook"	the staff handbook of the Company as amended from time to time.

"Subsidiary and Holding Company"
mean a "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

"Termination"	the termination of the employment of the Employee with the Company however caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this agreement form part of (and are incorporated into) this agreement.

2	Term of appointment

2.1
The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than twelve calendar months prior notice, such notice must be given by the Employee in writing.

2.2
The first three months of the Appointment shall be a probationary period and the Appointment may be terminated during this period at any time on one month's prior written notice. The Company may, at its discretion, extend the probationary period for up to a further one month.

2.3
The Employee agrees that during the probationary period the Company may carry out relevant employment related checks on him in order to determine his suitability for the position. During the probationary period the Employee's performance and suitability for continued employment will also be monitored. The Employee will be informed in writing if he has successfully completed the probationary period. Unless such written confirmation is received by the Employee, the probationary period will be automatically extended.

2.4	No employment with a previous employer will count towards the period of continuous employment that the Employee has with the Company.

2.5	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

3	Employee warranties

3.1
The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

3.2	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

3.3	The Employee warrants that he is not subject to any restrictions which prevent him from holding office as a director, or working for the Company.

4	Duties

4.1
The Employee shall serve the Company or Group Company as Chief Executive of the Systemax Europe Technology Group, or such other role as the Company or Group Company considers appropriate.  The Employee shall report to the Chairman & CEO of Systemax Inc., which is the ultimate parent company of the Company.  The Employee's direct reports shall initially be the General Managers of each of the companies comprising the Systemax Europe Technology Group and the Systemax Pan European Marketing Team and his indirect reports shall initially be the Controller for the Systemax Europe Technology Group and the Finance Teams for each of the companies comprising the Systemax Europe Technology Group.

4.2	During the Appointment the Employee shall:

4.2.1	act as a director of the Company and carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

4.2.2	comply with the articles of association (as amended from time to time) of any Group Company of which he is a director;

4.2.3	abide by any statutory, fiduciary or common-law duties to the Company or any Group Company of which he is a director;

4.2.4	not do anything that would cause him to be disqualified from acting as a director;

4.2.5	comply with the anti-corruption and bribery policy and related procedures of the Company;

4.2.6	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;

4.2.7
faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company or group Company together with such person or persons as the Company or Group Company may appoint to act jointly with him;

4.2.8	comply with all reasonable and lawful directions given to him by the Company or Group Company;

4.2.9	promptly make such reports to the Chairman & CEO of Systemax Inc. in connection with the affairs of the Company or Group Company on such matters and at such times as are reasonably required;

4.2.10	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Chairman and CEO of Systemax Inc. immediately on becoming aware of it;

4.2.11	use his best endeavours to promote, protect, develop and extend the business of the Company and any Group Company;

4.2.12
consent to the Company or Group Company monitoring and recording any use that he makes of any electronic communications systems the Company has for the purpose of ensuring that any rules the Company has are being complied with and for legitimate business purposes; and

4.2.13	comply with any electronic communication systems policy that the Company may issue from time to time.

4.3
The Employee shall comply with any rules, policies and procedures set out in the Company Handbook a copy of which has been given to the Employee. The Company Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Company Handbook, this agreement shall prevail.

4.4
All documents, manuals, hardware and software provided for the use of the Employee by the Company, and any data or documents (including copies) produced, maintained or stored on the computer systems of the Company or other electronic equipment (including mobile phones), remain the property of the Company.

5	Place of work

5.1
The normal place of work of the Employee will be rented office space in London at a place to be determined by the Company or such other place within the United Kingdom which the Company may reasonably require for the proper performance and exercise of his duties.

5.2
The Employee agrees to travel on any business of the Company or any Group Company (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment.  Regular travel to each of the offices of the companies comprising the Systemax Europe Technology Group will be required.

5.3
Whereas it is not presently envisaged that the Employee will be required to work outside the United Kingdom for any continuous period of more than one month, during the Appointment the Employee may be required, from time to time, to work outside the United Kingdom for continuous periods of more than one month. If this occurs:

5.3.1	It will be for periods determined by the Company or Group Company depending upon the needs of the business;

5.3.2	The Employee will be paid in Pounds Sterling;

5.3.3	No additional remuneration will be payable to the Employee other than already provided under this agreement;

5.3.4	There are no special terms or conditions relating to the Employee's return to the United Kingdom.

6	Hours of work

6.1
The normal working hours of the Employee shall be 9.00am to 6.00pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

6.2
The parties each agree that the nature of the Employee's position is such that his working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998.

7	Salary

7.1	The Employee shall be paid a basic salary of £250,000 per annum (inclusive of any fees due to the Employee by the Company or any Group Company as an officer of the Company or any Group Company).

7.2	The salary paid to the Employee shall accrue from day to day and be payable monthly in arrears on or about the 1st of each month directly into his bank or building society.

7.3
The salary paid to the Employee shall be reviewed by the Compensation Committee annually, with the first review to take place on or around the first anniversary of the Commencement Date. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.4	The Company may deduct from the Employee's salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

8	Expenses

8.1
The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.2	The Employee shall abide by the policies of the Company on expenses as communicated to him from time to time.

9	Annual cash bonus

9.1
During each calendar year of the Appointment, the Employee will be eligible to earn a cash bonus representing a maximum of 75% of his basic salary set out at clause 7.1 (the "Bonus").  The Employee's entitlement to the Bonus will be based on meeting certain performance objectives established for him by the Company or Group Company in any calendar year.  Seventy five percent (75%) of the Bonus shall be based on the achievement of certain results / accomplishments by the Systemax Europe Technology Group and twenty five percent (25%) of the Bonus shall be based on Systemax Inc.'s bonus plan for named executive officers (referred to as the NEO Plan).  If no performance objectives are established and agreed in writing in any calendar year, the Bonus will not be payable in that calendar year.

9.2	The Bonus payment due to the Employee, if any, shall be paid to him within 75 days of the end of the calendar year in which the Bonus was earned, in accordance with the Company practice.

9.3
The Employee's entitlement to the Bonus will be reviewed annually by the Compensation Committee. If the Company makes the Bonus payment to the Employee, it shall not be obliged to make or agree subsequent Bonus payments.  The Bonus for the portion of the first and last year of the Appointment shall be prorated.

9.4	The Bonus payment shall not be pensionable.

10	Benefits

10.1
Following the Employee's successful completion of the probationary period set out at clause 2.2, the Employee shall be entitled to participate in the Company's medical plan and any other insurance or benefit plan or arrangement that is made available for Company Directors based in the United Kingdom, subject to:

10.1.1	the terms of those schemes, as amended from time to time;

10.1.2	the rules or the insurance policies of the relevant insurance providers, as amended from time to time; and

10.1.3	the Employee satisfying the normal underwriting requirements of the relevant insurance providers of the schemes and the premiums being at a rate which the Company considers reasonable.

Full details of the schemes are available from the HR Department.

10.2
If the insurance providers refuse for any reason to provide any benefit to the Employee, the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

10.3
The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the schemes (including the level of cover provided to the Employee) at any time on reasonable notice to the Employee.

11	Car allowance

11.1
The Employee shall receive a car allowance of £1,200 per calendar month which shall be payable together with and in the same manner as the salary in accordance with clause 7. The car allowance should be used to cover the Employees car expenses and shall not be treated as part of the basic salary for any purpose.  Any car allowance payment shall not be pensionable.

11.2
By way of an alternative to clause 11.1 the Employee may elect to drive a Company vehicle, which shall be a vehicle of such make, model and value as is determined by the Company for his sole business use.  The Company shall be responsible for payment of all reasonable standing and running costs of the vehicle including insurance, tax, MOT, maintenance and repair and shall bear the cost of fuel incurred during business mileage.

11.3	The Company shall replace any car made available to the Employee in accordance with clause 11.2 at such times as are decided by the Board from time to time. The Employee shall:

11.3.1	take good care of the car and ensure that the provisions of the Company's car policy as amended from time to time and any policy of insurance relating to the car are observed;

11.3.2	be responsible for payment of all fines incurred for traffic offences and parking fines;

11.3.3	notify the Company of any accidents involving the car (whether or not these take place while the Employee is on business);

11.3.4	immediately inform the Company if he is convicted of a driving offence or disqualified from driving; and

11.3.5
return the car, its keys and all documents relating to it to the HR Department or such other place as the Company may reasonably stipulate immediately on the termination of the Appointment however arising or on the Employee becoming no longer legally entitled to drive.

12	Holidays

12.1
The Employee shall be entitled to 28 days' paid holiday in each holiday year which shall include the eight usual public holidays in England and Wales or days in lieu where the Company requires the Employee to work on a public holiday. The holiday year of the Company runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the entitlement of the Employee during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest half day.

12.2
Holiday shall be taken at such time or times as shall be approved in advance by the Chairman and CEO of Systemax Inc.  No more than ten days paid annual leave must be taken consecutively unless prior approval is obtained from the Chairman and CEO of Systemax Inc..

12.3
The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Subject to clause 12.4 the amount of such payment in lieu shall be 1/260th of the salary of the Employee for each untaken day of the entitlement under clause 12.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

12.4
If the Company has terminated or would be entitled to terminate the Appointment under clause 20 or if the Employee has terminated the Appointment in breach of this agreement any payment due under clause 12.3 shall be limited to the statutory entitlement of the Employee under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

12.5
If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day's pay calculated at 1/260th of the salary for each excess day.

12.6
If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 22.

13	Options

13.1
Subject to the prior approval of the Compensation Committee, the Employee shall receive an option to purchase shares of common stock in Systemax Inc, as set out in a separate agreement governed by the Laws of Delaware.

14	Restricted stock

14.1
Subject to the prior approval of the Compensation Committee, the Employee shall receive a grant of restricted shares of common stock in Systemax Inc, as set out in a separate agreement governed by the Laws of Delaware.

15	Incapacity

15.1
Subject to the compliance of the Employee with the sickness absence procedures of the Company (as amended from time to time), he shall continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 4 weeks in any 52 week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence.

15.2
The Employee agrees to consent to medical examinations (at the expense of the Company) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

15.3
If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. The Employee shall if required by the Company, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of incapacity as the Company may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Employee in respect of the period of Incapacity.

15.4
The rights of the Company to terminate the Appointment under the terms of this agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

16	Outside interests

16.1
Subject to clause 16.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

16.2
Notwithstanding clause 16.1, the Employee may hold an investment by way of shares or other securities of not more than 1% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company.

16.3
The Employee agrees to disclose to the Company any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of the obligations of the Employee under this agreement.

17	Confidential information

17.1
Without prejudice to his common law duties, the Employee shall not (except in the proper course of his duties, as authorised or required by law or as authorised by the Systemax Chairman & CEO, either during the Appointment or at any time after termination of the Appointment (howsoever arising):

17.1.1	use any Confidential Information; or

17.1.2	make or use any Copies; or

17.1.3	disclose any Confidential Information to any person, company or other organisation whatsoever.

17.2	The Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall:

17.2.1
use his best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of his duties, as required by law or as authorised by the Company; and

17.2.2	inform the Company immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

17.3
All Confidential Information and copies shall be the property of the Company and shall be handed over to the HR Manager from time to time by the Employee on the termination of the Appointment, or at the request of the Company, at any time during the Appointment.

17.4
Nothing in this clause 17 shall prevent the Employee from disclosing information which the Employee is entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act.

18	Intellectual property

18.1
The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

18.2
The Employee acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.

18.3
To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 18.1, the Employee agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an independent expert. The expert's decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Employee agrees that the provisions of this clause 18 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 18.3 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

18.4	The Employee agrees:

18.4.1	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

18.4.2
at the request of the Company and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

18.4.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

18.4.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

18.5
The Employee waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

18.6
The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of his compliance with this clause 18. This clause 18 is without prejudice to the rights of the Employee under the Patents Act 1977.

18.7
The Employee undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the request of the Company, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse any reasonable expenses of the Employee of complying with this clause 18.7.

18.8
The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

18.9
The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 18. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 18 shall (unless there is manifest error) be conclusive evidence that such is the case.

19	Ceasing to be a director

19.1
Except with the prior approval of the Board, or as provided in the articles of association of the Company or any Group Company of which he is a director, the Employee shall not resign as a director of the Company or any Group Company.

19.2
If during the Appointment the Employee ceases to be a director of the Company or any Group Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the Company or the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.

19.3	The Board may at any time require the Employee to resign as a director of the Company or any Group Company.

20	Payment in lieu of notice

20.1
Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (Payment in lieu) equal to the basic salary referred to at clause 7.1 which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in lieu shall not include any element in relation to:

20.1.1	any bonus or commission payments that might otherwise have been due during the period for which the Payment in lieu is made;

20.1.2	any payment or benefit in relation to share options or restricted stock which have not yet vested;

20.1.3	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in lieu is made; and

20.1.4	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in lieu is made.

20.2
The Company may pay any sums due under clause 20.1 in equal monthly instalments until the date end of the period for which the notice period referred to at clause 2 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

20.3
The Employee shall have no right to receive a Payment in lieu unless the Company has exercised its discretion in clause 20.1. Nothing in this clause 20 shall prevent the Company from terminating the Appointment in breach.

21	Termination without notice

21.1
The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of Termination) if the Employee:

21.1.1	dies; or

21.1.2	is disqualified from acting as a director or resigns as a director from the Company or any Group Company without the prior written approval of the Board; or

21.1.3	is guilty of any gross misconduct affecting the business of the Company or any Group Company; or

21.1.4	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

21.1.5	is, in the reasonable opinion of the Company, negligent and incompetent in the performance of his duties; or

21.1.6	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984; or

21.1.7	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

21.1.8	becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health; or

21.1.9	ceases to be eligible to work in the United Kingdom; or

21.1.10
is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee, the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or

21.1.11	commits any act of theft or misappropriation of Company property; or

21.1.12	is in breach of the Company's anti-corruption and bribery policy and related procedures or commits any breach of the Bribery Act 2010; or

21.1.13	is guilty of a serious breach of the Company's code of ethics; or

21.1.14	is guilty of making any false, disparaging or malicious statement (whether oral or written) about the Company or any Group Company or any of its or their directors, officers or employees;

21.1.15	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

21.1.16	is unable by reason of Incapacity to perform his duties under this agreement for a continuous period of 13 weeks, or for an aggregate period of 13 weeks in any 26 week period.

21.2
The rights of the Company under clause 21.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

22	Garden leave

22.1
Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

22.2	During any period of Garden Leave:

22.2.1	The Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Company;

22.2.2
The Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the home of the Employee) as the Company may decide;

22.2.3	The Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

22.2.4	The Employee shall remain an employee of the Company and bound by the terms of this agreement;

22.2.5
The Employee shall ensure that the HR Manager from time to time knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

22.2.6	The Company may exclude the Employee from any premises of the Company or any Group Company and

22.2.7
The Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

23	Obligations upon termination

23.1
On Termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave following the service of notice or purported Termination of the Appointment by the Employee, the Employee shall:

23.1.1	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of the Company or any Group Company;

23.1.2
transfer without payment to the Company or as it may direct any shares or other securities held by the Employee in the Company or any Group Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates;

23.1.3
subject to clause 23.2 if applicable, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or its or their business contacts, any keys and any other property of the Company or any Group Company, which is in his possession or under his control;

23.1.4
irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Company; and

23.1.5	provide a signed statement that he has complied fully with his obligations under this clause 23.1 together with such reasonable evidence of compliance as the Company may request.

23.2
Where the Employee has been placed on Garden Leave he shall not be required by clause 23.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

23.3
The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 23.1.1 and clause 23.1.2.

23.4
On termination of the Appointment however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which he may participate.

24	Cooperation and assistance

24.1	Following the Termination of the Appointment, you agree to cooperate with the Company and any Group Company, as reasonably requested, to effect the transition of your responsibilities.

24.2
You further agree that you will provide such information and assistance to the Company or any Group Company, upon reasonable notice, that is required in connection with any legal or quasi-legal proceedings, including both external and internal investigations.

24.3	The Company will reimburse any reasonable expenses that you incur in relation to any assistance provided pursuant to clauses 24.1 and 24.2.

25	Post-termination restrictions

25.1
In order to protect the confidential information, trade secrets and business connections of the Company or any Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

25.1.1
for twelve months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

25.1.2
for twelve months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

25.1.3
for twelve months after Termination, own, manage, control, consult with or be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

25.1.4
for twelve months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

25.1.5	at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity.

25.2	None of the restrictions in clause 25.1 shall prevent the Employee from:

25.2.1
holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

25.2.2
being engaged or concerned in any business concern insofar as the duties of the Employee or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

25.2.3
being engaged or concerned in any business concern, provided that the duties of the Employee or work shall relate solely to services or activities of a kind with which the Employee was not concerned with to a material extent in the twelve month(s) before Termination.

25.3	The restrictions imposed on the Company by this clause 25 applies to him acting:

25.3.1	directly or indirectly; and

25.3.2	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

25.4	The periods for which the restrictions in clause 25.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

25.5
If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 25, the Employee shall give the person making the offer a copy of this clause 25 and shall tell the Company the identity of that person as soon as possible.

25.6	The Company and the Employee entered into the restrictions in this clause 25 having been separately legally advised.

25.7
Each of the restrictions in this clause 25 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

25.8
The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 25 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

26	Disciplinary and grievance procedures

26.1
The Employee is subject to the disciplinary and grievance procedures of the Company, copies of which are available from the HR Manager from time to time. These procedures do not form part of the contract of employment of the Employee.

26.2	If the Employee wants to raise a grievance, he may apply in writing to the HR Manager from time to time in accordance with the grievance procedure of the Company.

26.3	If the Employee wishes to appeal against a disciplinary decision he may apply in writing to the HR Manager from time to time in accordance with the disciplinary procedure of the Company.

26.4
The Company may suspend the Employee from any or all of his duties for a period of not normally more than 30 days during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure against the Employee is outstanding.

26.5	During any period of suspension:

26.5.1	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

26.5.2	the Employee shall remain an employee of the Company and bound by the terms of this agreement;

26.5.3
the Employee shall ensure that the HR Manager from time to time  knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

26.5.4	the Company may exclude the Employee from his place of work or any other premises of the Company; and

26.5.5
the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company.

27	Pensions

27.1
The Employee will be entitled to join any current pension scheme available to any Director of the Company based in the United Kingdom.  As a minimum, the Company shall provide access to a designated stakeholder pension scheme (Scheme) as required by law. Full details of the Scheme are available from the HR Manager from time to time. The Company does not make any contributions to the Scheme.

27.2
The Employee may make contributions to the Scheme of an amount up to the lower of 100% of the Employee's salary and the annual allowance set by HM Revenue & Customs from time to time. Such contributions shall be payable in equal monthly instalments in arrears and shall be made by way of deduction from the Employee's salary.

27.3	A contracting-out certificate is not in force in respect of the Appointment.

28	Data protection

28.1
The Employee confirms that he has read and understands the data protection policy of the Company, a copy of which is contained in the Company Handbook. The Company is entitled to make changes to its data protection policy, but will notify employees in writing of any such changes.

28.2
The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company or any Group Company.

28.3
The Employee consents to the Company or any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

28.3.1	information about the physical or mental health or condition of the Employee in order to monitor sick leave and take decisions as to the fitness for work of the Employee; or

28.3.2	the racial or ethnic origin of the Employee or religious or similar information in order to monitor compliance with equal opportunities legislation; or

28.3.3	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

28.4
The Company may make such information available to any Group Company, those who provide products or services to the Company or any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

28.5
The Employee consents to the transfer of such information to the business contacts of the Company or any Group Company outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

29	Collective agreements

There is no collective agreement which directly affects the Appointment.

30	Reconstruction and amalgamation

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any the undertaking arising out of or connected with such termination.

31	Notice

31.1
Any written notice which is required to be given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

31.2	Any such notice shall be deemed to have been received:

31.2.1	if delivered by hand, at the time the notice is left at the address or given to the addressee; or

31.2.2	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am two business days after posting or at the time recorded by the delivery service; or

31.2.3	in the case of pre-paid airmail, 9.00 am five business days after posting or at the time recorded by the delivery service.

31.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

31.3.1	all references to time are to local time in the place of deemed receipt; and

31.3.2	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

31.4	A notice required to be given by the Employee under this agreement shall not be validly given if sent by e-mail unless authorised by the Company.

31.5	This clause does not apply to the service of any proceedings or other documents in any legal action.

32	Entire agreement

32.1
This agreement (and any document referred to in it) constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this agreement.

32.2
Each party warrants to the other parties that, in entering into this agreement (and any document referred to in it), it does not rely on any statement, representation, assurance or warranty of any person (whether a party to this agreement or not) other than as expressly set out in this agreement (or those documents).

32.3
Each party agrees and undertakes to the other parties that the only rights and remedies available to it arising out of or in connection with this agreement or its subject matter shall be solely for breach of contract, in accordance with the provisions of this agreement.

32.4	Nothing in this clause 32 shall limit or exclude any liability for fraud.

33	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

34	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

35	Third party rights

No person other than a party to this agreement may enforce any of its terms.

36	Governing law and jurisdiction

36.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

36.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims), apart from any dispute in relation to the separate agreements referred to in this agreement which are governed by the Laws of Delaware.

This agreement has been entered into on the date stated at the beginning of this agreement.

Executed as a deed by MISCO UK LIMITED
acting by RICHARD LEEDS a director, in the presence of:

Signature of witness	Director
Name
Address
Occupation

Signed as a deed by PERMINDER DALE
in the presence of:	Employee

Signature of witness
Name
Address
Occupation